                                                                EXHIBIT 10(d)(1)



                       BATTLE MOUNTAIN GOLD COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1
PURPOSE

          The purpose of the Battle Mountain Gold Company Supplemental Executive Retirement Plan ("SERP") is to provide supplemental retirement and death benefits for selected key executive employees of the Company. The SERP is intended to qualify for the exemption provided under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for plans that are not qualified and are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.


ARTICLE 2
DEFINITIONS

          The following words and phrases in the SERP have the meanings stated below. Capitalized words which are not defined below have the meaning given them in the Base Plan.

          2.1 ACTUARIAL EQUIVALENT has the meaning given it in the Base Plan on the date the equivalence is being determined.

          2.2 BASE PLAN means the Battle Mountain Gold Company Retirement Plan, as amended as of the date any determination is made of rights or benefits under this SERP.

          2.3 BENEFICIARY means the individual or entity determined under
Section 4.4 of the SERP.

          2.4 BENEFIT COMMENCEMENT DATE means the date benefits are scheduled to begin to be paid with respect to a Participant under the SERP. All benefits shall actually be paid within 30 days of the Benefit Commencement Date.

          2.5 CHANGE OF CONTROL OF THE COMPANY shall be deemed to have occurred if:
          a. any "person," including a "group" as determined in accordance with
     Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities;

          b. as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

          c. the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company other than (i) any part to such merger or consolidation, or (ii) any affiliates to any such party;

          d. a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding voting securities; or

          e. the Company transfers substantially all of its assets to another corporation which is not a wholly-owned corporation of the Company.

     2.6 CODE LIMITS means the limits imposed by Sections 401(a)(17) and 415 the Internal Revenue Code of 1986, as amended, on the benefits which can be provided under the Base Plan. Section 401(a)(17) limits the dollar amount of Considered Compensation used in determining the Accrued Pension under the Base Plan. Section 415 limits the amount of Accrued Pension which is payable under the Base Plan.

     2.7 COMMITTEE means the Compensation and Stock Option Committee of the Board of Directors of the Company.

     2.8 COMPANY means Battle Mountain Gold Company, a Nevada corporation, or any successor.

     2.9 CURRENT SERP BENEFIT means the benefit described in Section 4.2 of the SERP.

     2.10 DISABILITY means total and permanent disability as defined in the Base Plan.

     2.11 EFFECTIVE DATE means March 1, 1995.

     2.12 EMPLOYEE means any executive (whether or not he or she is also a director) who is an active employee on or after March 1, 1995 of the Company or an Affiliate which has adopted the Base Plan.

     2.13 PARTICIPANT means an Employee who is selected by the Committee to participate in the SERP and who continues to participate in the SERP pursuant to Article 3.

     2.14 PRIOR PLAN means the Battle Mountain Gold Company Executive Supplemental Retirement Income Plan, effective January 1, 1987, and all Battle Mountain Gold Company Executive Supplemental Retirement Income Agreements in effect on the day preceding the Effective Date.

     2.15 PRIOR PLAN BENEFIT means the benefit described in Section 4.3 of the SERP.

     2.16 PRIOR PLAN PARTICIPANTS means Participants in the SERP who were participants in the Prior Plan on the day preceding the Effective Date.

     2.17 SERP means the Battle Mountain Gold Company Supplemental
Executive Retirement Plan, effective March 1, 1995, as it may be amended from time to time.


ARTICLE 3
PARTICIPATION

     The Committee may, in its discretion, designate one or more Employees as Participants. Participants as of any given date are listed in Appendix A. A Participant will continue to be a Participant until all benefits with respect to the Participant have been paid, whether or not the Participant continues to accrue a benefit under the SERP.


ARTICLE 4
BENEFIT

     4.1 IN GENERAL. Prior Plan Participants shall be eligible to receive the greater of the Current SERP Benefit described in Section 4.2 or the Prior Plan Benefit described in Section 4.3. The determination of which benefit is greater shall be made based on the benefits' Actuarial Equivalents on the earlier Benefit Commencement Date. Employees who become Participants after the Effective Date shall be entitled to receive the Current SERP Benefit described in Section 4.2. It is expressly understood that this SERP replaces the Prior Plan for Participants. Benefits paid under this SERP fully satisfy all liability under both the Prior Plan and this SERP with respect to Participants and in no event shall benefits be paid on account of an individual under both the Prior Plan and this SERP. Executives who had terminated employment with the Company prior to March 1, 19995 are not eligible to participate in this SERP.

     4.2  CURRENT SERP BENEFIT.

          a. Current SERP Accrued Pension.  The Current SERP Accrued
     Pension of a Participant as of any date is equal to the excess, if any, or
     (i) over (ii), where:

          (i) is the Participant's vested Normal, Early, Postponed, or Disability Retirement Pension, or Deferred Vest Pension, whichever is applicable, as of such date under the Base Plan, modified as follows:

               (A)  Code Limits are ignored;

               (B) Considered Compensation includes a Participant's elective deferrals of base compensation and bonus under any nonqualified deferred compensation plan; and

               (C) The Participant's Vesting Service and Benefit Service under the Base Plan is used, unless the Committee, in its discretion, grants on Appendix A credit for certain service prior to employment with the Company with respect to an individual when it designates the individual as a Participant.

          (ii) the Participant's vested Normal, Early, Postponed, or Disability Retirement Pension, or Deferred Vested Pension, whichever is applicable, as of such date under the Base Plan.

Both (i) and (ii) above are determined based the Participant's eligibility on date of determination, without regard to actual termination of employment other than due to Disability. For a Participant who receives an Early Retirement Pension under the Base Plan, the Early Retirement Pension under the Base Plan beginning on retirement (calculated with the modifications listed in (i) above and without modification for (ii) above) is used in determining the Current SERP Accrued Pension.

     b. Benefit on Retirement or Other Termination of Employment. On termination of employment for reasons other than Disability or death, the Current SERP Benefit is equal to the Current SERP Accrued Pension described in
Section 4.2(a) above on termination of employment. The Current SERP Benefit shall be paid to Participants in the form on an annuity payable for the life of the Participant, except that a Participant with a Deferred Vested Pension under the Base Plan and a Spouse shall receive the Actuarial Equivalent of the Current SERP Benefit in the form of a joint and 50 percent surviving Spouse annuity.
The Benefit Commencement Date shall be the later of the Participant's 55th birthday or termination of employment. Annuities shall be paid monthly.

     c. Benefit on Disability. On termination of employment due to Disability, the Current SERP Benefit shall be equal to the Current SERP Accrued Pension, determined based on a Disability Retirement. The Benefit Commencement Date shall be determined as if the Participant had continued employment during the period he or she is credited with Benefit Service under the Base Plan. The Disability benefit shall be paid in the form provided in b. above.

     d. Benefit on Death. The Current SERP Benefit payable on account of the Participant's death shall be equal to the excess, if any, of (i) any death benefit which would have been paid to the Participant's Spouse on the Participant's death under the Base Plan in the absence of Code Limits, over (ii) the benefit which is actually payable to the Participant's surviving Spouse under the Base Plan. In calculating (i) in the preceding sentence, the Participant's Vesting Service and Benefit Service under the Base Plan will be used, unless the Committee, in its discretion, grants on Appendix A credit for certain service prior to employment with the Company with respect to an individual when it designates the individual as a Participant. The Benefit Commencement Date for the death benefit shall be the date of the Participant's death. The death benefit shall be paid monthly to the Participant's Spouse for the Spouse's life, and if the Participant is not survived by a Spouse, no benefit will be paid after the Participant's death. However, for Prior Plan Participants, the Current SERP Accrued Pension will be paid for 15 years certain. If the Prior Plan Participant is survived by a Spouse, the Spouse will receive the Participant's Current SERP Accrued Pension during the 15-year certain period (or the remainder of it). After the 15-year certain period, the Spouse will continue to receive a reduced benefit calculated in accordance with the first sentence of this paragraph. If the Participant is not survived by a Spouse, or the Spouse does not survive the 15-year certain period, the Participant's Beneficiary will receive the Participant's Current SERP Accrued Pension during the 15-year certain period (or the remainder of it) and benefits will stop after the 15-year certain period.

     4.3 PRIOR PLAN BENEFIT. The Prior Plan Benefit of a Prior Plan Participant is determined as follows:

          a. Benefit on Normal Retirement.  The Prior Plan Benefit of a
     Prior Plan Participant who retires at age 65 is a monthly benefit equal to 50 percent of the Participant's base monthly salary (including any elective deferrals that reduce base monthly salary) at the end of the last even calendar year preceding the calendar year in which the Participant terminates employment, payable for 180 months. The Benefit Commencement Date is the Participant's age 65.

          b. Benefit on Early Retirement. If a Prior Plan Participant elects Early Retirement under the Base Plan, the Prior Plan Benefit is equal to the benefit on normal retirement described in Section 4.3(a) above, multiplied by the Participant's vested percentage. Prior Plan Participants become vested in their Prior Plan Benefit 10 percent each year beginning at their age 56. The Benefit Commencement Date for this benefit is the Participant's age 65. Early retirees who terminate employment for any reason without the written consent of the Company will receive no Prior Plan Benefit. The Company may impose conditions upon its consent to a Prior Plan Participant's termination of employment prior to age 65, and in such case compliance by the Participant with such conditions shall be required for payment of Prior Plan Benefits.

          c. Benefit on Postponed Retirement. The Prior Plan Benefit of Participants who retire after age 65 shall be the benefit described in
     Section 4.3(a) above, substituting the Participant's actual termination date for age 65.

          d. Benefit on Disability. On termination of employment due to Disability, the Prior Plan Benefit shall be equal to the benefit the Prior Plan Participant would have been entitled to under the Section 4.3(a), (b), or (c) above, determined as if the Participant had continued employment during the period he or she is credited with Benefit Service under the Base Plan.

          e. Benefit on Death. If a Prior Plan Participant dies while employed by the Company or after termination of employment due to a Disability which continues until death, the amount that would have been payable to the Participant under Section 4.3(a) had he or she lived until age 65 (but continued to receive the base monthly salary received at the end of the last even calendar year preceding death) shall be paid to the Participant's Beneficiary for 180 months. If a Prior Plan Participant dies after termination of employment (for reasons other than continuing disability) but before receiving all Prior Plan Benefits due him or her, the Prior Plan Benefits which would have been paid to the Participant had the Participant lived shall be payable to the Participant's Beneficiary for a period equal to 180 months less the number of months for which Prior Plan Benefits have been paid to the Participant. The Benefit Commencement Date of Prior Plan Benefits payable on death shall be the Participant's death. Prior Plan Benefits payable on account of death will be paid monthly.
     Under no circumstances will more than 180 payments be made, in the aggregate, to the Participant and his or her Beneficiary.

     4.4 BENEFICIARY. The beneficiary for the death benefit described in Sections 4.2(d) and 4.3(e), whichever is applicable, is the Participant's surviving Spouse or, if designated as provided below, a trust created for the benefit of the Participant's Spouse. The Participant may designate a beneficiary to receive the 15-year certain death benefit payable with respect to Prior Plan Participants under Section 4.2(d) and the death benefit under Section 4.3(e), whichever is applicable, in the event that a benefit is payable to a Participant other than a Spouse. Death benefits shall be paid to the Participant's designated beneficiary or beneficiaries in the proportions stated in the Participant's beneficiary designation. The Participant shall designate the beneficiary in writing and shall file it with the Committee. Only a natural, or trust created for the benefit of Participant's spouse or children, may be designated as a beneficiary under the SERP. If the designated beneficiary predeceases the Participant, designation of such beneficiary will lapse and will not be effective. Any beneficiary whose death is simultaneous with the death of the Participant or is within 48 hours after the death of the Participant shall be deemed to predecease the Participant. The Participant may revoke any beneficiary designation and may make or revoke new designations at any time and from time to time by filing a written form with the Company. If at the time of the Participant's death the Participant is not survived by a Spouse and no valid beneficiary designation exists with respect to the SERP, any death benefit payable under this

SERP in the absent of a surviving Spouse shall be paid in a lump sum to the Participant's estate, notwithstanding anything to the contrary in Sections 4.2 and 4.3.

     4.5  CHANGE OF CONTROL.

          a. Effect on Current SERP Benefit. In the event of a Change of Control of the Company, the Participant shall be fully vested in the Current SERP Benefit described in Section 4.2. In addition, in the event the Participant's employment is terminated within two years of a Change of Control, the calculation under Section 4.2(a)(i) shall be made after crediting the Participant with four additional years of Benefit Service, but not to exceed the years of Benefit Service the Participant would have received had he or she remained a Participant until age 65.

          b. Effect on Prior Plan Benefit. In the event of a Change of Control of the Company, Prior Plan Participants shall become fully vested in their Prior Plan Benefits described in Section 4.3, regardless of their age. Their Prior Plan Benefit shall be calculated as provided under
     Section 4.3(a), with a Benefit Commencement Date of the Participants' age
     65. This is true even if the Participants choose to retire early under the Base Plan, they voluntarily terminate employment with the Company prior to age 65, they are subject to involuntary termination by the Company prior to age 65, or the Company withholds its consent to their early retirement.

          c. Gross-Up of Penalty Taxes. To the extent that any payment made to the Participant under this SERP in the event of a Change of Control of the Company is subject to a Penalty Tax (defined below), then the payment shall be increased. The increase shall be such that the net amount received by the Participant, after paying any applicable Penalty Tax and any federal or state income tax on the increase shall be equal to the amount that the Participant would have received if the Penalty Tax were not applicable. "Penalty Tax" means federal income, excise, or other tax at a rate above the rate ordinarily applicable to wages and salaries paid in the ordinary course of business, whether as a result of the provisions of Sections 280G(b)(1) and 4999(a) of the Internal Revenue Code of 1986, as amended, any similar or analogous provisions of any statute adopted subsequent to the Effective Date, or otherwise.

     4.6 TERMINATION OF EMPLOYMENT FOR CAUSE. If the Participant's employment is terminated by the Company "for cause" prior to age 65, the Participant will not be entitled to any benefits under the SERP. Termination "for cause" shall mean only a termination as a result of fraud, misappropriation of or intentional material damage to the property of the Company (including its Affiliates), or commission of a felony by the Participant related to his or her employment with the Company.

     4.7 LEAVE OF ABSENCE. A Participant who is considered to be on a leave of absence under the Base Plan is considered to be on a leave of absence under this SERP. During a leave of

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absence, the Participant will still be considered to be in the continuous employment of the Company for purposes of this SERP.


ARTICLE 5
NO FUNDING OR ASSIGNMENT OF BENEFITS

     5.1 NO FUNDING. Participants have the status of general unsecured creditors of the Company. The SERP constitutes a mere promise by the Company to make benefit payments in the future. The Company has created a grantor trust and intends to hold assets in the trust to assist it in meeting its obligations under the SERP. Such trust and assets shall conform to the terms of the model trust described in Revenue Procedure 92-64, or a successor of that Revenue Procedure. It is the intention of the Company that these arrangements be unfunded for tax purposes and for purposes of Title I of ERISA.

     5.2 NO ASSIGNMENT. A Participant's rights to benefit payments under this SERP are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiary.

ARTICLE 6
WITHHOLDING OF TAXES

     Any FICA, FUTA and other federal, state or local taxes due on an accrued benefit under this SERP prior to payment of the benefit shall be paid by the Company, to the extent that the tax is imposed on the Company, and withheld from other compensation paid by the Company to the Participant, to the extent that the tax is required to be withheld from the Participant. Federal, state or local taxes required to be withheld from benefits paid under the SERP shall be deducted from the amount of any benefits payable under the SERP.


ARTICLE 7
CLAIMS PROCEDURE

     7.1 CLAIM. If a Participant or his or her Beneficiary (a "Claimant") is denied all or any portion of an expected SERP benefit for any reason, he or she may file a claim with the Committee. The Committee shall notify the Claimant within 90 days of allowance or denial of the claim. The notice shall be in writing, sent by mail to Claimant's last know address, and must contain the following information:

          a. The specific reasons for the denial;

          b. Specific reference to the pertinent sections of the SERP on which the denial is based; and

          c. If applicable, a description of any additional information or material necessary to perfect the claims, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

     7.2  REVIEW PROCEDURE.

          a. Request for Review. A Claimant is entitled to request a review of any denial of his or her claim. The request for review must be submitted in writing within 60 days of the mailing of a notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his or her representative shall be entitled to review all pertinent documents, and submit issues and comments in writing.

          b. Final Determination. The Committee shall review the claim and render the final decision.

     7.3 Final Decision. Within 60 days of the mailing of a request for review, the Committee shall allow or deny the claim. The decision shall be communicated in writing to the Claimant. The decision shall recite the facts and reasons for denial, with specific reference to the pertinent provisions of the SERP.

     7.4 Special Circumstances. If special circumstances require a longer time for processing the claim or the review of the claim, the Participant shall be notified during the initial period that an extension may be required. An extension notice will explain why additional time is required to process the claim and will indicate the date the decision is expected to be given (an extension of up to 90 days for an initial decision and of up to 60 days for a final decision may be taken).


ARTICLE 8
AMENDMENT AND TERMINATION

     The Committee may amend or terminate the SERP at any time. An amendment to the SERP shall be in writing, adopted and signed by the Committee, and attached to or substituted for this document. The Plan shall be terminated by appropriate resolution of the Committee. Any such amendment or termination shall not affect the rights of Participants to the benefits they would be entitled to if they terminated employment on the date such amendment or termination is adopted. However, an amendment may stop increases in benefits payable under the SERP after the date the amendment is adopted, and a termination shall stop such increases. Upon termination of the SERP, the Committee in its discretion may make distributions to Participants in single lump sums, which shall be the Actuarial Equivalent of the benefit otherwise due under the SERP.

ARTICLE 9
ADMINISTRATION

     9.1 APPOINTMENT OF COMMITTEE. The SERP shall be administered by the Committee.

     9.2 NAMED FIDUCIARY. The Committee shall be the Named Fiduciary of the
Plan.

     9.3 POWERS AND DUTIES OF COMMITTEE. The Committee shall have the primary responsibility for administration and operation of the Plan and shall have all powers necessary to carry out the provisions of the SERP, including the following:

          a. To determine all questions arising in the administration, interpretation and application of the SERP;

          b. To determine in its sole discretion the eligibility of each Employee for participation in the SERP;

          c. To set down uniform and nondiscriminatory rules of interpretation and administration which may be modified from time to time in light of the Committee's experience; and

          d. To publish and file or cause to be published and filed or disclosed all reports and disclosures required by federal or state law.

     9.4 POWERS AND DUTIES OF COMPANY. The Company shall have the responsibilities specifically delegated to it in this SERP. The Company shall obtain a ruling from the Internal Revenue Service regarding the tax consequences of this SERP and the trust established in connection with this SERP.

     9.5 RECORDS AND REPORTS. The Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for the proper administration of the Plan.

     9.6 PAYMENT OF EXPENSES. The Committee shall serve without compensation for its services. All expenses of the Committee shall be paid by the Company.

     9.7 INDEMNITY OF COMMITTEE. The Company shall indemnify the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when the same is determined to be due to the gross negligence or willful misconduct of the Committee.

     9.8 AGENT FOR SERVICE OF PROCESS. The Committee shall be the agent for service of legal process for the SERP. The Committee's address is the principal office of the Company.


ARTICLE 10
GENERAL PROVISIONS

     10.1 SUCCESSORS, MERGERS, OR CONSOLIDATION. This SERP shall inure to the benefit of and be binding upon (a) the Company, and its successors and assigns, including, without limitation, any person, organization, or corporation which may acquire substantially all of the assets and business of the Company, or any corporation into which the Company may be merged or consolidated, and (b) the Participant, and his or her beneficiaries, heirs, executors, administrators and legal representative.

     10.2 NO RIGHT TO EMPLOYMENT. This SERP is not an employment agreement. Nothing contained in this SERP shall be construed to limit in any way the rights of the Company or any Affiliate to terminate a Participant's employment with the Company or an Affiliate at any time. Nothing contained in this SERP shall be evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will employ a Participant in any particular position or at any particular rate of remuneration. The Participant's employment, in the absence of any other written agreement to the contrary, shall be on an at will basis, terminable by either the Company or the Participant on notice to the other.

     10.3 NO RIGHT TO PARTICIPATION. Nothing in this SERP shall be construed to give any employee of the Company or an Affiliate any right to participate in the SERP.

     10.4 PROTECTIVE PROVISIONS. Payment of benefits under this SERP is conditioned upon the Participant's cooperation with the Committee and Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

     10.5 TERMS. Whenever any words are used in this SERP in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

     10.6 CAPTIONS. The captions of the articles and paragraphs of the SERP are for convenience only and shall not control or affect the meanings or construction of any of its provisions.

     10.7 NOTICE. Any notice or filing required or permitted to be given to the Company or Committee under the SERP shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company or Committee at the principal office of the Company. Any notice required or permitted to be given to the Participant under the SERP shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the last known address of the Participant. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Participants or beneficiaries receiving payments are required to provide notice to the Company of a change of address within 30 days of such change.

     10.8 VALIDITY. In case any provision of this SERP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this SERP shall be construed and enforced as if such illegal and invalid provision had never been inserted in the SERP.

     10.9. CONSTRUCTION. This SERP shall be subject to and construed under the laws of the State of Texas.

     IN WITNESS WHEREOF, the Committee has caused the Battle Mountain Gold Company Supplemental Executive Retirement Plan to be executed on this 27th day of April, 1995, to be effective on March 1, 1995.

                                    COMPENSATION AND STOCK OPTION COMMITTEE:



                                     /s/ Charles C. Childers
                                    ------------------------------------------
                                    Charles E. Childers
                                    Chairman

                                  ATTACHMENT A
                      TO THE BATTLE MOUNTAIN GOLD COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                  PARTICIPANTS

                                          Additional Credit for Service
Name                    SSN               Prior to Employment, if Any
----------------------  -----------       ----------------------------------
Karl E. Elers                             0
Kenneth R. Werneburg                      0
R. Dennis O'Connell                       0
Andre J. Douchane                         0
Joseph L. Mazur                           0
Fred B. Reisbick                          0
Robert J. Quinn                           0



Participants as of March 1, 1995